Exhibit 10.15

SUNRISE FINANCIAL GROUP, INC.
641 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 421-1616

November 01, 2010

Texas Rare Earth Resources Corp
7 Copana Pt
Rockport, TX 78382

RE: Institutional Public Relations Retainer Agreement

Dear Mr. Gorski:

As we discussed, Texas Rare Earth Resources Corp., (the “Company”) is interested in retaining Sunrise Financial Group, Inc.  (“Sunrise”) as its consultant for institutional financial public relations.

Services

The services Sunrise will provide include the following: performance of institutional financial public relations and corporate communications projects as are mutually agreed on; planning meetings with institutional investors and research analysts; reviewing and disseminating financial press releases; handling institutional financial inquiries about the Company; maintaining a mailing list of all those institutions interested in Company literature; and handling financial media relations.

Compensation

A.
As compensation for Sunrise’s services, the Company will issue in writing to Sunrise a five-year option terminating on November 01, 2015 to purchase up to 500,000 non-cancelable shares of the outstanding stock of the Company, priced as follows:

1.)	250,000 shares at $1.60 per share – five year exercise.
2.)	250,000 shares at $5 per share – five year exercise.

Option

The option shall be exercisable for five years. During the term of the option and upon written demand from Sunrise (registering the resale of the underlying common stock on the registration statement contemplated to be filed with the SEC in November 2010 shall be deemed satisfaction of your written demand), the Company shall, on one occasion only, promptly register the common stock underlying the option at Company expense (excluding prorated SEC registration fees, Sunrise’s counsel’s fee and any underwriting or selling commissions). The number of shares and exercise price per share subject to the option shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization so that the option shall not be diminished or diluted. The option may also be assigned. Once registered, the Company shall then maintain an effective registration statement throughout the five-year period.  Cashless exercise is permitted on the basis of last night’s closing price, in the event that upon the date of exercise, the Company doesn’t have on file with the SEC an effective registration statement covering the resale of the underlying shares.

Expense Reimbursement

In addition to the fees payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel, postage, copying, secretarial, and phone expenses) in connection with Sunrise’s services pursuant to this agreement. Individual out-of-pocket expenses will not exceed $250.00 without the consent of the Company.

Term

This agreement shall be for a term of at least 24 months. Thereafter, either party may terminate this agreement at any time upon thirty (30) days’ prior written notice, without liability or continuing obligation to the other party, except that termination shall not affect (a) the reimbursement and indemnification provisions contained in this agreement, nor (b) the Company’s obligation for the fees called for above.

Indemnification

The Company agrees it will indemnify and hold harmless Sunrise, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees and expenses of counsel) arising out of Sunrise’s services pursuant to this agreement. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense if found in final judgment by a court of competent jurisdiction to have resulted from Sunrise’s gross negligence or willful misconduct. The Company agrees to notify Sunrise promptly of the assertion against it or any other person of any claim or the commencement of any actions or proceeding relating to any claim or the commencement of any action or proceeding relation to any matter which involved Sunrise.

Miscellaneous

The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns.

The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully performed therein. The parties agree that neither shall commence any litigation against the other arising out of this Agreement or its termination except by arbitration.  All costs of enforcing any debit or obligation of the Company to Sunrise that arises under this Agreement, including all attorneys’ fees and expenses, shall be paid by the Company.

If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between us. Sunrise is looking forward to working with you in making the Company highly successful and prosperous.

Sincerely,

SUNRISE FINANCIAL GROUP, INC.	TEXAS RARE EARTH RESOURCES CORP.

By: /s/Marcia Kucher	By: /s/Dan Gorski

Date: 11/5/10	Date: 11/5/10

Confirmed and Agreed to this
11th day of November, 2010

By: Marcia Kucher

Title: CFO